PROSPECTUS SUPPLEMENT
(To Prospectus dated August 26, 2003)

                                 $2,000,000,000

                                 Morgan Stanley

                      MORGAN STANLEY DIRECTSECURITIES(SM)

                                ----------------

We, Morgan Stanley, may offer from time to time our DirectSecurities(SM), which we also refer to in this prospectus supplement as our notes. The specific terms of any notes that we offer will be included in a pricing supplement. The notes will have the following general terms:

o    The notes will mature more than nine months from the date of issue.

o    The notes will bear interest at a fixed rate, which may be zero.

o The notes will pay interest, if any, on the dates stated in the applicable pricing supplement.

o    The notes will be our direct unsecured senior obligations.

o The notes will be held in global form by The Depository Trust Company, except for certain limited circumstances.

The pricing supplement may also specify that the notes will have additional terms, including the following:

o    The notes may be either callable by us or puttable by you.

o    The notes may be puttable to us upon the death of a beneficial owner.

We will specify the final terms of the notes, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

                                ----------------

Investing in the notes involves risks. See "Risk Factors" beginning on page
S-5.

                                ----------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., our wholly-owned subsidiaries, have agreed to use reasonable efforts to solicit offers to purchase these securities as our agents. The agents may also purchase these securities as principal at prices to be agreed upon at the time of sale. The agents may resell any securities they purchase as principal at prevailing market prices, or at other prices, as the agents determine. If we sell all of the notes, we expect to receive aggregate net proceeds of between $1,996,000,000 and $1,940,000,000 (99.8% to 97.0% of the principal amount per note), after paying the agents' discounts and commissions of between $4,000,000 and $60,000,000 (.2% to 3.0% of the principal amount per note).

Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

                                ----------------

                                 MORGAN STANLEY

August 26, 2003

                               TABLE OF CONTENTS

Prospectus Supplement                                                Page
---------------------                                                ----

Summary...............................................................S-3
Risk Factors..........................................................S-5
Description of DirectSecurities.......................................S-6
The Depositary.......................................................S-13
Notes Offered On A Global
    Basis............................................................S-14
United States Federal Income
    Taxation.........................................................S-20
Plan Of Distribution.................................................S-25
Legal Matters........................................................S-27


Prospectus                                                           Page
----------                                                           ----

Summary..............................................................   3
Where You Can Find More Information..................................   7
Consolidated Ratios of Earnings to Fixed
  Charges and Earnings to Fixed Charges and
  Preferred Stock Dividends..........................................   9
Morgan Stanley.......................................................  10
Use of Proceeds......................................................  11
Description of Debt Securities.......................................  11
Description of Units.................................................  19
Description of Warrants..............................................  24
Description of Purchase Contracts....................................  27
Description of Capital Stock.........................................  28
Forms of Securities..................................................  40
Plan of Distribution.................................................  43
Legal Matters........................................................  45
Experts..............................................................  45
ERISA Matters for Pension Plans and
Insurance Companies..................................................  46


You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these notes and seeking offers to buy these notes only in jurisdictions where offers and sales are permitted.

                                    SUMMARY

     The following summary describes the notes we are offering under this program in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement.

     We, Morgan Stanley, may offer from time to time up to $2,000,000,000 of the notes described in this prospectus supplement. We will sell the notes primarily in the United States, but we may also sell them outside the United States or both in and outside the United States simultaneously. We refer to the notes offered under this prospectus supplement as "Morgan Stanley DirectSecurities(SM)" or our "notes." We refer to the offering of the Morgan Stanley DirectSecurities as our "DirectSecurities program."

Issuer..............................    Morgan Stanley

Agents..............................    Morgan Stanley & Co. Incorporated
                                        Morgan Stanley DW Inc.

Securities..........................    Morgan Stanley DirectSecurities(SM)

Amount..............................    We may issue up to $2,000,000,000
                                        aggregate initial offering price of
                                        notes, which may be increased at our
                                        option. There are no limitations on our
                                        ability to issue additional
                                        indebtedness in the form of notes or
                                        otherwise.

Denominations.......................    The notes will be issued and sold in
                                        denominations of $1,000 and integral
                                        multiples of $1,000, or in any other
                                        denomination provided in the
                                        applicable supplement.

Status..............................    The notes will be our direct unsecured
                                        senior obligations. The notes will
                                        rank equally with our other unsecured
                                        senior indebtedness.

Maturities..........................    Each note will mature more than nine
                                        months from its issue date.

Interest............................    Each note will bear interest from its
                                        issue date at a fixed rate per year,
                                        which may be zero.

                                        Interest on each note will be payable
                                        either monthly, quarterly,
                                        semi-annually or annually on each
                                        interest payment date and on the
                                        maturity date. If a note is redeemed
                                        or repurchased prior to maturity,
                                        interest also will be paid on the date
                                        of redemption or repayment.

                                        Interest on the notes will be computed
                                        on the basis of a 360-day year of
                                        twelve 30-day months.

Principal...........................    The principal amount of each note will
                                        be payable on its maturity date at the
                                        corporate trust office of the paying
                                        agent or at any other place we may
                                        designate. If, however, a note is
                                        redeemed or repurchased prior to
                                        maturity, the principal amount of the
                                        note will be paid on the date of
                                        redemption or repayment.

Survivor's Option...................    If specified in the applicable pricing
                                        supplement, the notes will be subject
                                        to repayment prior to maturity upon the
                                        death of a beneficial owner who owned
                                        the notes for at least six months. The
                                        right to require repayment in these
                                        circumstances is referred to herein as
                                        the "Survivor's Option," which is
                                        subject to limits both on the permitted
                                        dollar amount exercisable by the
                                        estate of any deceased owner in any
                                        calendar year and on the permitted
                                        dollar amount exercisable by the
                                        estates of all deceased owners in the
                                        aggregate in any calendar year.

Redemption and Repayment............    Unless stated in the applicable pricing
                                        supplement, the notes will not be
                                        redeemable at our option or repayable
                                        at the option of the holder prior to
                                        the maturity date. Unless stated in the
                                        applicable pricing supplement, the
                                        notes will be unsecured and will not be
                                        subject to any sinking fund.

Trustee.............................    JPMorgan Chase Bank

Forms of notes......................    The notes that we offer under our
                                        DirectSecurities program will be issued
                                        in fully registered form and will be
                                        represented by a global note registered
                                        in the name of a nominee of The
                                        Depository Trust Company, as
                                        depositary, except in limited
                                        circumstances. For information on The
                                        Depository Trust Company's book-entry
                                        system, see "The Depositary" in this
                                        prospectus supplement.

How to reach us.....................    You may contact us at our principal
                                        executive offices at 1585 Broadway, New
                                        York, New York 10036 (telephone number
                                        (212) 761-4000).

                                  RISK FACTORS

     Your investment in the notes involves certain risks, not all of which are described in this prospectus supplement. You should consult your own financial, tax and legal advisors as to the risks entailed by your investment in the notes and the suitability to you of the notes in light of your particular circumstances.

There May Not Be Any Trading Market for Your Notes; Many Factors Affect the Trading Market and Value of Your Notes.

     Upon issuance, your notes will not have an established trading market. We cannot assure you that a trading market for your notes will ever develop, or if one develops, that it will be maintained. In addition to our creditworthiness, many factors affect the trading market for, and trading value of, your notes. These factors include:

     o    the time remaining to the maturity of your notes;

     o    the outstanding amount of notes with terms identical to your notes;

     o    the redemption or repayment features, if any, of your notes; and

     o the level, direction and volatility of market interest rates generally.

     You should also be aware that there may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes, or your ability to sell your notes at all.

Redemption May Adversely Affect Your Return on the Notes

     If your notes are redeemable at our option, we may choose to redeem your notes at times when prevailing interest rates are relatively low. In addition, if your notes are subject to mandatory redemption, we may be required to redeem your notes also at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the notes being redeemed.

Survivor's Option May Be Limited in Amount

     We have the discretionary right to limit the aggregate principal amount of notes subject to the Survivor's Option that may be exercised in any calendar year to an amount equal to the greater of (i) $5,000,000 or (ii) 5% of the principal amount of all notes outstanding under our DirectSecurities program as of the end of the most recent calendar year and subject to the Survivor's Option. We also have the discretionary right to limit to $500,000 in any calendar year the aggregate principal amount of notes subject to the Survivor's Option that may be exercised in such calendar year on behalf of any individual deceased owner of a beneficial interest in a note. Accordingly, no assurance can be given that exercise of the Survivor's Option for the desired amount will be permitted in any single calendar year.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

     Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to market or other factors discussed above on the value of your notes.

Additional risks specific to particular securities issued under our DirectSecurities program will be detailed in the applicable pricing supplements.

                        DESCRIPTION OF DIRECTSECURITIES

     Investors should carefully read the general terms and provisions of our debt securities in "Description of Debt Securities" in the prospectus. This section supplements that description. The pricing supplement will add specific terms for each issuance of notes and may modify or replace any of the information in this section and in "Description of Debt Securities" in the prospectus.

General Terms of Notes

     We will issue the notes under the Senior Debt Indenture (as defined in the accompanying prospectus under "Description of Debt Securities--Indentures"). The notes will constitute a single series under that indenture, together with any medium-term notes we issue in the future under that indenture that we designate as being part of that series. We may create and issue additional notes with the same terms as previous issuances of notes, so that the additional notes will be considered as part of the same issuance as the earlier notes.

     Ranking. The notes will rank on a parity with all other senior indebtedness (as defined in the accompanying prospectus) of Morgan Stanley and with all other unsecured and unsubordinated indebtedness of Morgan Stanley, subject to statutory exceptions in the event of liquidation upon insolvency.

     Outstanding Indebtedness of Morgan Stanley. The indenture does not limit the amount of additional indebtedness that we may incur. At May 31, 2003, we had outstanding approximately $105 billion of senior indebtedness (including approximately $62 billion aggregate principal amount of debt securities outstanding under the Senior Debt Indenture and approximately $14 billion of senior indebtedness consisting of guaranteed obligations of the indebtedness of subsidiaries of which $2.7 billion represents preferred securities subject to mandatory redemption), approximately $84 million of subordinated indebtedness and approximately $66 million of Capital Units (as defined in the accompanying prospectus under "Description of Capital Stock--Outstanding Capital Stock"). Subsequent to May 31, 2003 and through August 22, 2003, additional senior notes in an aggregate principal amount of $3 billion were issued.

     Terms Specified in Pricing Supplements. A pricing supplement will specify the following terms of any issuance of the notes to the extent applicable:

     o    the specific designation of the notes;

     o    the issue price (price to public);

     o    the aggregate principal amount;

     o    the denominations or minimum denominations;

     o    the original issue date;

     o    the stated maturity date;

     o whether the notes are fixed rate notes and/or notes with original issue discount;

     o the rate per year at which the notes will bear interest, if any, and the dates on which interest will be payable;

     o whether the notes may be redeemed, in whole or in part, at our option or repaid at your option, prior to the stated maturity date, and the terms of any redemption or repayment;

     o whether the notes will be subject to repayment pursuant to the Survivor's Option;

     o    whether the notes will be listed on any stock exchange;

     o whether the notes will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below); and

     o    any other terms on which we will issue the notes.

Forms of Notes

     We will offer the notes on a continuing basis and will issue notes only in fully registered form as book-entry notes. Morgan Stanley will issue the notes in denominations of $1,000 or any amount greater than $1,000 that is an integral multiple of $1,000 or in any other denomination provided in the pricing supplement. References to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through one or more depositaries.

     Morgan Stanley will issue one or more global certificates representing the entire issue of notes. Except as set forth in the prospectus under "Forms of Securities--Global Securities," you may not exchange book-entry notes or interests in book-entry notes for certificated notes.

     Each global note certificate representing book-entry notes will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of the Depositary or a nominee of the Depositary. These certificates name the Depositary or its nominee as the owner of the notes. The Depositary maintains a computerized system that will reflect the interests held by its participants in the global notes. An investor's beneficial interest will be reflected in the records of the Depositary's direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of the Depositary's procedures for global notes representing book-entry notes is set forth under "The Depositary" in this prospectus supplement. The Depositary has confirmed to us, the agents and each trustee that it intends to follow these procedures.

Interest and Principal Payments

     Payments, Exchanges and Transfers. Holders may present notes for payment of principal, premium, if any, and interest, if any, register the transfer of the notes and exchange the notes at the agency in the Borough of Manhattan, The City of New York, maintained by us for that purpose. However, holders of global notes may transfer and exchange global notes only in the manner and to the extent set forth under "Forms of Securities--Global Securities" in the prospectus. On the date of this prospectus supplement, the agent for the payment, transfer and exchange of the notes is JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), acting through its corporate trust office at 4 New York Plaza, 15th floor, New York, New York 10004. We refer to JPMorgan Chase Bank, acting in this capacity, as the paying agent.

     We will not be required to:

     o register the transfer of or exchange any note if the holder has exercised the holder's right, if any, to require us to repurchase the note, in whole or in part, except the portion of the note not required to be repurchased;

     o register the transfer of or exchange notes to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption; or

     o register the transfer of or exchange any registered note selected for redemption in whole or in part, except the unredeemed or unpaid portion of that registered note being redeemed in part.

     No service charge will be made for any registration or transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of notes.

     Recipients of Payments. The paying agent will pay interest to the person in whose name the note is registered at the close of business on the applicable record date. However, upon maturity, redemption or repayment, the paying agent will pay any interest due to the person to whom it pays the principal of the note. The paying agent will make the payment of interest on the date of maturity, redemption or repayment, whether or not that date is an interest payment date. The paying agent will make the initial interest payment on a note on the first interest payment date falling after the date of issuance, unless the date of issuance is less than 15 calendar days before an interest payment date. In that case, the paying agent will pay interest on the next succeeding interest payment date to the holder of record on the record date corresponding to the succeeding interest payment date.

     So long as the notes are represented by book-entry notes, the paying agent will make payments of principal, premium, if any, and interest, if any, to the account of the Depositary, as holder of book-entry notes, by wire transfer of immediately available funds. We expect that the Depositary, upon receipt of any payment, will immediately credit its participants' accounts in amounts proportionate to their respective beneficial interests in the book-entry notes as shown on the records of the Depositary. We also expect that payments by the Depositary's participants to owners of beneficial interests in the book-entry notes will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

     If certificated notes are issued in exchange for book-entry notes, except as indicated below for payments of interest at maturity, redemption or repayment, the paying agent will make payments of interest either:

     o by check mailed to the address of the person entitled to payment as shown on the note register; or

     o for a holder of at least $10,000,000 in aggregate principal amount of certificated notes having the same interest payment date, by wire transfer of immediately available funds, if the holder has given written notice to the paying agent not later than 15 calendar days prior to the applicable interest payment date.

Payments of principal, premium, if any, and interest, if any, upon maturity, redemption or repayment on a note will be made in immediately available funds against presentation and surrender of the note.

     Discount Notes. Some notes may be considered to be issued with original issue discount, which must be included in income for United States federal income tax purposes at a constant yield. See "United States Federal Income Taxation--U.S. Holders--Original Issue Discount" below. If the principal of any note that is considered to be issued with original issue discount is declared to be due and payable immediately as described under "Description of Debt Securities--Events of Default" in the prospectus, the amount of principal due and payable on that note will be limited to:

     o    the aggregate principal amount of the note multiplied by the sum of

          o its issue price, expressed as a percentage of the aggregate principal amount, plus

          o the original issue discount amortized from the date of issue to the date of declaration, expressed as a percentage of the aggregate principal amount.

The amortization will be calculated using the "interest method," computed in accordance with generally accepted accounting principles in effect on the date of declaration. See the applicable pricing supplement for any special considerations applicable to these notes.

Interest

     Each interest bearing note will bear interest from the date of issuance at the annual rate stated on its face until the principal is paid or made available for payment.

     How Interest Is Calculated. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     How Interest Accrues. Interest will accrue from and including the most recent interest payment date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the issue date or any other date specified in a pricing supplement on which interest begins to accrue. Interest will accrue to but excluding the next interest payment date, or, if earlier, the date on which the principal has been paid or duly made available for payment, except as described below under "--If a Payment Date Is Not a Business Day."

     When Interest Is Paid. Payments of interest will be made on the interest payment dates specified in the applicable pricing supplement. An "interest payment date" for any note means a date on which, under the terms of that note, regularly scheduled interest is payable. The "record date" for any interest payment date is the date 15 calendar days prior to that interest payment date, whether or not that date is a business day. If the first interest payment date is less than 15 days after the date of issuance, interest will not be paid on the first interest payment date, but will be paid on the second interest payment date.

     Unless otherwise specified in the pricing supplement, the "interest payment dates" for each interest-bearing note will be as follows:

     Interest Payment Frequency           Interest Payment Date
     --------------------------           ---------------------

     Monthly............................  Fifteenth day of each calendar month, beginning in the first
                                          calendar month following the month
                                          the note was issued.

     Quarterly..........................  Fifteenth day of every third month, beginning in the third calendar
                                          month following the month the note
                                          was issued.

     Semiannual.........................  Fifteenth day of every sixth month, beginning in the sixth calendar
                                          month following the month the note
                                          was issued.

     Annual.............................  Fifteenth day of every twelfth month, beginning in the twelfth
                                          calendar month following the month
                                          the note was issued.

     Amount of Interest Payable. Interest payments will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid or duly provided for, as the case may be, to but excluding the relevant interest payment date or date of maturity or earlier redemption or repayment, as the case may be.

     If a Payment Date Is Not a Business Day. If any scheduled interest payment date is not a business day, Morgan Stanley will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, Morgan Stanley may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment. A "business day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Redemption and Repurchase of Notes

     Optional Redemption by Morgan Stanley. If applicable, the pricing supplement will indicate the terms of our option to redeem the notes. Morgan Stanley will mail a notice of redemption to each holder, or in the case of global notes to the Depositary, as holder of the global notes, by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption, or within the redemption notice period designated in the applicable pricing supplement, to the address of each holder as that address appears upon the books maintained by the paying agent. The notes will not be subject to any sinking fund.

     Repayment at Option of Holder. If applicable, the pricing supplement relating to each note will indicate that the holder has the option to have Morgan Stanley repay the note on a date or dates specified prior to its maturity date. The repayment price will be equal to 100% of the principal amount of the note, together with accrued interest to the date of repayment. For notes issued with original issue discount, the pricing supplement will specify the amount payable upon repayment.

     For Morgan Stanley to repay a note, the paying agent must receive at least 15 days but not more than 30 days prior to the repayment date:

     o the note with the form entitled "Option to Elect Repayment" on the reverse of the note duly completed; or

     o a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, or the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States setting forth the name of the holder of the note, the principal amount of the note, the principal amount of the note to be repaid, the certificate number or a description of the tenor and terms of the note, a statement that the option to elect repayment is being exercised and a guarantee that the note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the note, will be received by the paying agent not later than the fifth business day after the date of that telegram, telex, facsimile transmission or letter. However, the telegram, telex, facsimile transmission or letter will only be effective if that note and form duly completed are received by the paying agent by the fifth business day after the date of that telegram, telex, facsimile transmission or letter.

     Exercise of the repayment option by the holder of a note will be irrevocable. The holder may exercise the repayment option for less than the entire principal amount of the note but, in that event, the principal amount of the note remaining outstanding after repayment must be an authorized denomination.

     Special Requirements for Optional Repayment of Global Notes. If a note is represented by a global note, the Depositary or the Depositary's nominee will be the holder of the note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that the Depositary's nominee will timely exercise a right to repayment of a particular note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify the Depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which an instruction must be given in order for timely notice to be delivered to the Depositary.

     Open Market Purchases by Morgan Stanley. Morgan Stanley may purchase notes at any price in the open market or otherwise. Notes so purchased by Morgan Stanley may, at the discretion of Morgan Stanley, be held or resold or surrendered to the relevant trustee for cancellation.

     Repayment Upon Exercise of Survivor's Option. If specified in the applicable pricing supplement, the estate of a deceased beneficial owner of a note will be eligible for a Survivor's Option. A "Survivor's Option" is our agreement with the beneficial owner of a note to repurchase that note, in whole or in part, if requested, upon the death of that beneficial owner occurring at least six months after its acquisition.

     If a Survivor's Option is exercised, we will repay any note that is properly tendered for repayment by or on behalf of the person that has authority to act on behalf of the deceased owner of that note under the laws of the appropriate jurisdiction at a price equal to 100% of the unpaid principal amount of the beneficial interest to be repaid, together with unpaid interest accrued thereon to the date of repayment, subject to the discretionary limits on the principal amount of notes we may be required to repurchase in any calendar year both from any such estate or from all such estates in the aggregate, as more fully described below. For a discussion of repayment of Discount Notes, see "--Interest and Principal Payments--Discount Notes."

     To be valid, the Survivor's Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note (which may be the personal representative of or the executor of the estate of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

     A beneficial owner of a note is a person who has the right, immediately prior to such person's death, to receive the proceeds from the disposition of that note, as well as the right to receive payment of the principal of the note.

     The death of a person owning a note in joint tenancy or tenancy by the entirety with another or others will be deemed the death of the owner of that note, and the entire principal amount of that note will be subject to repayment as described above.

     The death of a person owning a note by tenancy in common will be deemed the death of an owner of that note only with respect to the deceased owner's interest in that note. However, if a note is held by husband and wife as tenants in common, the death of either spouse will be deemed the death of the owner of that note, and the entire principal amount of that note will be subject to repayment as described above.

     Notes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary's interest in the trust. The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the notes beneficially owned by the trust to the extent of that beneficiary's interest in the trust. The death of an individual who was a tenant by the entirety or joint tenant in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder's beneficial interest in the note, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the beneficiary of the trust.

     The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note will be deemed the death of the owner of that note if the beneficial interest can be established to the satisfaction of the Trustee. The beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act, community property or other joint ownership arrangements between a husband and wife and custodial and trust arrangements where one person has substantially all of the beneficial interests of ownership in a note during his or her lifetime.

     We have the discretionary right to limit the aggregate principal amount of notes subject to a Survivor's Option that may be exercised in any calendar year (the "Annual Put Limitation") to an amount equal to the greater of (i) $5,000,000 or (ii) 5% of the principal amount of all notes outstanding under our DirectSecurities program as of the end of the most recent calendar year and subject to the Survivor's Option. We also have the discretionary right to limit the aggregate principal amount of notes subject to a Survivor's Option that may be exercised in any calendar year on behalf of any individual deceased owner of a beneficial interest in a note to $500,000 (the "Individual Put Limitation"). In addition, we will not permit the exercise of a Survivor's Option for an amount that is less than $1,000 or that will result in a note with a principal amount of less than $1,000 to remain outstanding.

     Other than tenders of notes that are not accepted during one calendar year as a result of either the Annual Put Limitation or the Individual Put Limitation, an otherwise valid election to exercise the Survivor's Option may not be withdrawn, and after such exercise, the notes with respect to which the Survivor's Option has been exercised may not be transferred prior to repayment by us. Each election to exercise a Survivor's Option will be accepted in the order received by the Trustee, except for a note the acceptance of which would contravene the Annual Put Limitation or the Individual Put Limitation. Notes accepted for repayment pursuant to exercise of the Survivor's Option will be repaid no later than the first Interest Payment Date that occurs 20 or more calendar days after the date of the acceptance. Each note submitted for repayment that is not accepted in any calendar year due to the application of the Annual Put Limitation or the Individual Put Limitation will be deemed to be tendered on the first day of the following calendar year in the order in which all such notes were originally tendered, unless the election to exercise the Survivor's Option is withdrawn after such non-acceptance. If a note submitted for repayment pursuant to a valid election of the Survivor's Option is not accepted, the Trustee will deliver a written notice by first-class mail to the authorized person for the deceased beneficial owner that states the reason that particular note has not been accepted for repayment.

     With respect to notes represented by a global note, the Depositary or its nominee will be treated as the registered holder of the notes and will be the only entity that can exercise the Survivor's Option for such notes. To obtain repayment pursuant to the exercise of the Survivor's Option for a note represented by a global note, the deceased owner's authorized person must provide the following items to the Depositary's participant (the "Participant") through which the related beneficial interest is owned:

     o a written instruction to such Participant to notify the Depositary of the authorized person's desire to obtain repayment pursuant to exercise of the Survivor's Option;

     o appropriate evidence that (a) the deceased was the owner of a beneficial interest in the related note at the time of death and for at least six months prior to his or her death, (b) the death of the owner has occurred and (c) the person has authority to act on behalf of the deceased owner;

     o if the beneficial interest in the related note is held by a nominee of the deceased owner, a certificate or letter from the nominee attesting to the deceased owner's ownership of a beneficial interest in such note;

     o a written request for repayment signed by the authorized person for the deceased owner (which includes a detailed description of the notes, including CUSIP number and maturity date, the deceased's social security number and the date of death of the deceased) with signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

     o    if applicable, a properly executed assignment or endorsement;

     o tax waivers and any other instruments or documents reasonably required in order to establish the validity of the ownership of the beneficial interest in the related note and the claimant's entitlement to payment; and

     o any additional information reasonably required to document the ownership or authority to exercise the Survivor's Option and to cause the repayment of the related note.

     In turn, the applicable Participant will deliver each of these items to the Trustee, together with evidence satisfactory to the Trustee from the Participant stating that it represents the deceased owner of the beneficial interest in the related note.

     Apart from our discretionary right to limit the aggregate principal amount of notes subject to a Survivor's Option that may be exercised in any one calendar year as described above, all other questions regarding the eligibility or validity of any exercise of the Survivor's Option will (subject to the following sentence) be determined by the Trustee, in its sole discretion, which determination will be final and binding on all parties. In making any determinations hereunder, the Trustee may elect, in the exercise of its own discretion, to consult with Morgan Stanley personnel and seek our advice, but it is in no way obligated to do so. The Trustee may conclusively rely on the advice provided to it by Morgan Stanley in connection herewith, which advice we have agreed to provide upon such request and which will be final and binding on all parties. The Trustee will not be liable to any person for any loss arising from any election on its part to seek our advice (whether such loss arises from any resulting delay or otherwise).

     The applicable Participant will be responsible for disbursing payments received from the Trustee to the authorized person for the deceased owner.

     If applicable, we will comply with the requirements of Section 14(e) of the Exchange Act, and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders thereof.

Replacement of Notes

     At the expense of the holder, we may, in our discretion, replace any notes that become mutilated, destroyed, lost or stolen or are apparently destroyed, lost or stolen. The mutilated notes must be delivered to the applicable trustee, the paying agent and the registrar, or satisfactory evidence of the destruction, loss or theft of the notes must be delivered to us, the paying agent, the registrar and the applicable trustee. At the expense of the holder, an indemnity that is satisfactory to us, the principal paying agent, the registrar and the applicable trustee may be required before a replacement note will be issued.

                                 THE DEPOSITARY

     The Depository Trust Company, New York, New York will be designated as the depositary for any registered global security. Each registered global security will be registered in the name of Cede & Co., the Depositary's nominee.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities deposited with it by its direct participants, and it facilitates the settlement of transactions among its direct participants in those securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. The Depositary's direct participants include both U.S. and non-U.S. securities brokers and dealers, including the agents, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own the Depositary. Access to the Depositary's book-entry system is also available to others, such as both U.S. and non-U.S. brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the SEC.

     Purchases of the securities under the Depositary's system must be made by or through its direct participants, which will receive a credit for the securities on the Depositary's records. The ownership interest of each actual purchaser of each security (the "beneficial owner") is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be made by entries on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

     To facilitate subsequent transfers, all securities deposited with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. or such other name as may be requested the Depositary. The deposit of securities with the Depositary and their registration in the name of Cede & Co. or such other nominee of the Depositary do not effect any change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the securities; the Depositary's records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the Depositary nor Cede & Co. (nor such other nominee of the Depositary) will consent or vote with respect to the securities unless authorized by a direct participant in accordance with the Depositary's procedures. Under its usual procedures, the Depositary mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the securities are credited on the record date.

     Redemption proceeds, distributions, and dividend payments on the securities will be made to Cede & Co. or such other nominee as may be requested by the Depositary. The Depositary's practice is to credit direct participants' accounts upon the Depositary's receipt of funds and corresponding detail information from us or any agent of ours, on the date payable in accordance with their respective holdings shown on the Depositary's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of the Depositary or its nominee, the trustee, any agent of ours, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of redemption proceeds, distributions, and dividend payments to Cede & Co. or such other nominee as may be requested by the Depositary is the responsibility of us or of any paying agent of ours, disbursement of such payments to direct participants will be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

     The Depositary may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depositary is not obtained by us within 90 days, security certificates are required to be printed and delivered. See "Forms of Securities--Global Securities" in the prospectus.

     We may decide to discontinue use of the system of book-entry transfers through the Depositary or any successor depositary. In that event, security certificates will be printed and delivered. See "Forms of Securities--Global Securities" in the prospectus.

     According to the Depositary, the foregoing information relating to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

     The information in this section concerning the Depositary and Depositary's book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof. The Depositary may change or discontinue the foregoing procedures at any time.


                        NOTES OFFERED ON A GLOBAL BASIS

     If we offer any of the notes under our DirectSecurities program on a global basis, we will so specify in the applicable pricing supplement. The additional information contained in this section under "--Book-Entry, Delivery and Form" and "--Global Clearance and Settlement Procedures" will apply to every offering on a global basis. The additional provisions described under "--Tax Redemption" and "--Payment of Additional Amounts" will apply to notes offered on a global basis only if we so specify in the applicable pricing supplement.

Book-Entry, Delivery and Form

     The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the registered global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the registered global notes held by the Depositary through Clearstream Banking, societe anonyme ("Clearstream, Luxembourg"), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the "Euroclear operator"), if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and the Euroclear operator's names on the books of their respective depositaries, which in turn will hold interests in the registered global notes in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg, and JPMorgan Chase Bank will act as depositary for the Euroclear operator. We refer to each of Citibank, N.A. and JPMorgan Chase Bank, acting in this depositary capacity, as the "U.S. depositary" for the relevant clearing system. Except as set forth below, the registered global notes may be transferred, in whole but not in part, only to the Depositary, another nominee of the Depositary or to a successor of the Depositary or its nominee.

     Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, "Clearstream, Luxembourg customers," and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities. Clearstream, Luxembourg provides to Clearstream, Luxembourg customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer. Clearstream, Luxembourg has established an electronic bridge with the Euroclear operator to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear operator.

     Distributions with respect to the notes held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

     The Euroclear operator advises that the Euroclear System was created in 1968 to hold securities for its participants, "Euroclear participants," and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear operator, a bank incorporated under the laws of the Kingdom of Belgium. The Euroclear operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

     The Euroclear operator holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear participants and between Euroclear participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

     The Euroclear operator provides Euroclear participants with, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing and related services.

     Non-participants of Euroclear may acquire, hold and transfer book-entry interests in securities through accounts with a direct participant of Euroclear or any other securities intermediary that holds a book-entry interest in the notes through one or more securities intermediaries standing between such other securities intermediary and the Euroclear operator.

     Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, collectively, the "terms and conditions." The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

     Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the U.S. depositary for the Euroclear operator.

     Although the Euroclear operator has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear participants and between Euroclear participants and participants of other intermediaries, it is under no obligation to perform or continue to perform in accordance with such procedures, and such procedures may be modified or discontinued at any time.

     Investors electing to acquire securities through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of new issues of securities. Investors electing to acquire, hold or transfer securities through an account with the Euroclear operator or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions of such securities.

     Investors who are Euroclear participants may acquire, hold or transfer interests in securities by book-entry to accounts with the Euroclear operator. Investors who are not Euroclear participants may acquire, hold or transfer interests in securities by book-entry to accounts with a securities intermediary who holds a book-entry interest in these notes through accounts with Euroclear.

     The Euroclear operator further advises that investors that acquire, hold and transfer interests in securities by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between their intermediary and each other intermediary, if any, standing between themselves and the securities.

     The Euroclear operator further advises that, under Belgian law, investors that are credited with securities on the records of the Euroclear operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear operator. If the Euroclear operator does not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with interests in securities of that type on the Euroclear operator's records, all participants having an amount of interests in securities of that type credited to their accounts with the Euroclear operator will have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

     Under Belgian law, the Euroclear operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with those interests in securities on its records.

     Individual certificates in respect of the notes will not be issued in exchange for the registered global notes, except in very limited circumstances. If the Depositary notifies us that it is unwilling or unable to continue as a clearing system in connection with the registered global notes or ceases to be a clearing agency registered under the Exchange Act, and a successor clearing system is not appointed by us within 90 days after receiving that notice from the Depositary or upon becoming aware that the Depositary is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by registered global notes upon delivery of those registered global notes for cancellation.

     Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, the Euroclear operator or the Depositary, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within the Euroclear System and between Clearstream, Luxembourg and the Euroclear System in accordance with procedures established for these purposes by Clearstream, Luxembourg and the Euroclear operator. Book-entry interests in the notes may be transferred within the Depositary in accordance with procedures established for this purpose by the Depositary. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and the Euroclear operator and the Depositary may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, the Euroclear operator and the Depositary.

     A further description of the Depositary's procedures with respect to the registered global notes is set forth in this prospectus supplement under "The Depositary." The Depositary has confirmed to us, the agents and each trustee that it intends to follow those procedures.

Global Clearance and Settlement Procedures

     Initial settlement for the notes offered on a global basis will be made in immediately available funds. Secondary market trading between the Depositary's participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected through the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

     Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a Depositary participant will be made during subsequent notes settlement processing and dated the business day following the Depositary settlement date. Credits of interests or any transactions involving interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a Depositary participant and settled during subsequent notes settlement processing will be reported to the relevant Clearstream, Luxembourg customers or Euroclear participants on the business day following the Depositary settlement date. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of interests in the notes by or through a Clearstream, Luxembourg customer or a Euroclear participant to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

     Although the Depositary, Clearstream, Luxembourg and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the Depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

Tax Redemption

     If specified in the applicable pricing supplement, we may redeem, in whole but not in part, any of the notes under our DirectSecurities program offered on a global basis at our option at any time prior to maturity, upon the giving of a notice of tax redemption as described below, at a redemption price equal to 100% of the principal amount of those notes, except as otherwise specified in the applicable pricing supplement, together with accrued interest to the date fixed for redemption, if we determine that, as a result of any change in or amendment to the laws, or any regulations or rulings promulgated thereunder, of the United States or of any political subdivision or taxing authority of or in the United States affecting taxation, or any change in official position regarding the application or interpretation of those laws, regulations or rulings, which change or amendment becomes effective on or after the date of the applicable pricing supplement, we have or will become obligated to pay additional amounts, as defined below under "--Payment of Additional Amounts," with respect to any of those securities as described below under "--Payment of Additional Amounts." Prior to the giving of any notice of tax redemption pursuant to this paragraph, we will deliver to the trustee:

     o a certificate stating that we are entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

     o an opinion of independent legal counsel satisfactory to the trustee to the effect that we are entitled to effect the redemption based on the statement of facts set forth in the certificate;

provided that no notice of tax redemption shall be given earlier than 60 days prior to the earliest date on which we would be obligated to pay the additional amounts if a payment in respect of the notes were then due.

     Notice of tax redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice, or within the redemption notice period designated in the applicable pricing supplement. Notice will be given in accordance with "--Notices" below.

Payment of Additional Amounts

     If specified in the applicable pricing supplement, we will, with respect to any of the notes under our DirectSecurities program offered on a global basis and subject to certain exceptions and limitations set forth below, pay any additional amounts, the "additional amounts," to the beneficial owner of any note who is a non-U.S. Holder, as defined in "United States Federal Income Taxation" below, as may be necessary in order that every net payment by us or any paying agent of the principal of and interest on such note and any other amounts payable on such note, after withholding or deduction for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of the payment by the United States (or any political subdivision or taxing authority of or in the United States), will not be less than the amount provided for in such note to be then due and payable. We will not, however, make any payment of additional amounts to any beneficial owner who is a non-U.S. Holder for or on account of:

     o any present or future tax, assessment or other governmental charge that would not have been so imposed but for,

          o the existence of any present or former connection between the beneficial owner of such note, or between a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner, if the beneficial owner is an estate, a trust, a partnership or a corporation for United States federal income tax purposes, and the United States, including, without limitation, the beneficial owner, or the fiduciary, settlor, beneficiary, member or shareholder, being or having been a citizen or resident of the United States or being or having been engaged in a trade or business or present in the United States or having, or having had, a permanent establishment in the United States; or

          o the presentation by or on behalf of the beneficial owner of such note for payment on a date more than 15 days after the date on which payment became due and payable or the date on which payment of such note is duly provided for, whichever occurs later;

     o any estate, inheritance, gift, sales, transfer, excise or personal property tax or any similar tax, assessment or governmental charge;

     o any tax, assessment or other governmental charge imposed by reason of the beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization or a bank receiving interest under Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code");

     o any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments on or in respect of such note;

     o any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, such note, if payment can be made without withholding by at least one other paying agent;

     o any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such note, if compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority of or in the United States as a precondition to relief or exemption from the tax, assessment or other governmental charge;

     o any tax, assessment or other governmental charge imposed by reason of the beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as a direct or indirect subsidiary of ours; or

     o    any combination of the items listed above.

In addition, we will not be required to make any payment of additional amounts with respect to any note presented for payment:

     o where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings; or

     o by or on behalf of a beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant note to another paying agent in a member state of the European Union.

Nor will we pay additional amounts with respect to any payment on a note to a non-U.S. Holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment to the extent the payment would be required by the laws of the United States (or any political subdivision of the United States) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner held its interest in such note directly.

Notices

     Notices to holders of the notes will be given by mailing the notices to each holder by first class mail, postage prepaid, at the respective address of each holder as that address appears upon our books. Notices given to the Depositary, as holder of the registered global notes, will be passed on to the beneficial owners of the notes in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants, including Clearstream, Luxembourg and the Euroclear operator.

     See also "Plan of Distribution--Notes Offered on a Global Basis."


                     UNITED STATES FEDERAL INCOME TAXATION

     In the opinion of Sidley Austin Brown & Wood LLP, our counsel, the following summary accurately describes the principal United States federal income tax consequences of ownership and disposition of the notes. This summary is based on the Code and existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, all as currently in effect and all of which are subject to change, possibly with retroactive effect. Except as specifically set forth in this section, this summary deals only with notes purchased by a U.S. Holder, as defined below, on original issuance and held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances or to holders subject to special rules, such as insurance companies, banks, tax-exempt organizations, dealers in securities or foreign currencies, traders in securities that elect the mark-to-market method of accounting, persons holding the notes or units as part of a hedging transaction, "straddle," conversion transaction, or other integrated transaction, or U.S. Holders whose functional currency, as defined in Section 985 of the Code, is not the U.S. dollar. Persons considering the purchase of the notes should consult with their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a note who or that is:

     o a citizen or resident of the United States for United States federal income tax purposes;

     o a corporation or partnership, including an entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

     o an estate the income of which is subject to United States federal income taxation regardless of its source; or

     o    a trust if both:

          o a United States court is able to exercise primary supervision over the administration of the trust; and

          o one or more United States persons have the authority to control all substantial decisions of the trust.

     In addition, some trusts treated as United States persons before August 20, 1996 that elect to continue to be so treated to the extent provided in Treasury regulations shall be considered U.S. Holders.

     As used herein, the term "non-U.S. Holder" means a beneficial owner of a note who or that is not a U.S. Holder.

U.S. Holders

     Payments of Interest

     Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

     Original Issue Discount

     The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount ("discount notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

     For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the note's stated redemption price at maturity, either multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such note). The issue price of each note in an issue of notes equals the first price at which a substantial amount of such notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such note or any "true" discount on such note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a discount note must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a discount note is the sum of the daily portions of original issue discount with respect to such discount note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such discount note. The "daily portion" of original issue discount on any discount note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the discount note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the discount note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and
(ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a discount note at the beginning of any accrual period is the sum of the issue price of the discount note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the discount note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases a discount note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the discount note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the discount note with "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such discount note for any taxable year (or portion thereof in which the U.S. Holder holds the discount note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Certain of the notes (i) may be redeemable at the option of Morgan Stanley prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

     Short-Term Notes

     Notes that have a fixed maturity of one year or less ("short-term notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the short-term note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders, are required to accrue original issue discount on a short-term note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

     Market Discount

     If a U.S. Holder purchases a note, other than a discount note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a discount note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such note at a "market discount," unless such market discount is less than a specified de minimis amount. However, a short-term note will never be treated as having been purchased at a market discount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a discount note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount using the constant yield method.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     Premium

     If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     Disposition of a Note

     Upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal such U.S. Holder's initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than one year. Individuals are subject to reduced maximum rates on long-term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Non-U.S. Holders

     A non-U.S. Holder who is an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding notes on its own behalf will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of Morgan Stanley, a controlled foreign corporation related to Morgan Stanley or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the Withholding Agent, as defined below, must have received a statement from the individual or corporation that:

     o is signed under penalties of perjury by the beneficial owner of the note,

     o    certifies that such owner is not a U.S. Holder, and

     o    provides the beneficial owner's name and address.

     A "Withholding Agent" is any person, U.S. or foreign, that has control, receipt or custody of an amount subject to withholding or who can disburse or make payments of an amount subject to withholding. Generally, the aforementioned statement is made on an IRS Form W-8BEN ("W-8BEN"), which is effective for the period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of a change in circumstances that makes any information on the W-8BEN incorrect and must furnish a new W-8BEN. A holder of a note which is not an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding the note on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or certain foreign trusts or estates), the partnership (or trust or estate) will be required to provide the certification from each of its partners (or beneficiaries), and the partnership (or trust or estate) will be required to provide certain additional information.

     A non-U.S. Holder whose income with respect to its investment in a note is effectively connected with the conduct of a U.S. trade or business would generally be taxed as if the holder was a U.S. Holder provided the holder provides to the Withholding Agent an IRS Form W-8ECI.

     Certain securities clearing organizations, and other entities who are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such a case, the signed statement may require a copy of the beneficial owner's W-8BEN (or substitute form).

     Generally, a non-U.S. Holder will not be subject to United States federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, unless such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and such gain is derived from sources within the United States. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its own tax advisor in this regard.

     The notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of Morgan Stanley or, at the time of such individual's death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

     Backup withholding of United States federal income tax at the applicable statutory rate may apply to payments made in respect of the notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a note to (or through) a broker within the United States, or to (or through) certain U.S.-related brokers, the broker must backup withhold on the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would normally be made on a W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

     Prospective investors are strongly urged to consult their own tax advisors with respect to the withholding requirements.

                              PLAN OF DISTRIBUTION

     We are offering the notes on a continuing basis exclusively through Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., which we refer to individually as an "agent" and together as the "agents," who have agreed to use reasonable efforts to solicit offers to purchase these notes. We will have the sole right to accept offers to purchase these notes and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase notes. Unless otherwise specified in the applicable pricing supplement, we will pay an agent, in connection with sales of these notes resulting from a solicitation that agent made or an offer to purchase that agent received, a commission ranging from .2% to 3.0% of the initial offering price of the notes to be sold, depending upon the maturity of the notes. We and the agent will negotiate commissions for notes with a maturity of 30 years or greater at the time of sale.

     We may also sell these notes to an agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement. That agent may resell these notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the notes it has purchased as principal to other dealers. That agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of notes that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

     Each of the agents may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

     We estimate that we will spend approximately $6,911,240 for printing, rating agency, trustee's and legal fees and other expenses allocable to the offering of the DirectSecurities notes and other securities registered on our shelf registration statement.

     Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these notes on a national securities exchange, but have been advised by the agents that they intend to make a market in these notes, as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these notes.

     Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. are our wholly-owned subsidiaries. The agents will conduct each offering of these notes in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm's distributing the securities of an affiliate. Following the initial distribution of these notes, each agent may offer and sell those notes in the course of its business as a broker-dealer. An agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The agents may use this prospectus supplement in connection with any of those transactions. The agents are not obligated to make a market in any of these notes and may discontinue any market-making activities at any time without notice.

     Neither of the agents nor any dealer utilized in the initial offering of these notes will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

     In order to facilitate the offering of these notes, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these notes. Specifically, the agents may sell more securities than they are obligated to purchase in connection with the offering, creating a short position for their own accounts. A short sale is covered if the short position is no greater than the number or amount of notes available for purchase by the agents under any overallotment option. The agents can close out a covered short sale by exercising the overallotment option or purchasing these notes in the open market. In determining the source of notes to close out a covered short sale, the agents will consider, among other things, the open market price of these notes compared to the price available under any overallotment option. The agents may also sell these notes in excess of an overallotment option, if any, creating a naked short position. The agents must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of these notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, these notes in the open market to stabilize the price of these notes. Finally, in any offering of the notes through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these notes in the offering, if the syndicate repurchases previously distributed securities to cover syndicate short positions or to stabilize the price of these notes. Any of these activities may raise or maintain the market price of these notes above independent market levels or prevent or retard a decline in the market price of these notes. The agents are not required to engage in these activities, and may end any of these activities at any time.

     Concurrently with the offering of these notes through the agents, we may issue other debt securities under the indenture referred to in this prospectus supplement or otherwise. Those debt securities may include (i) medium-term notes and units under our Series C prospectus supplement, which we refer to as the Series C medium-term notes and the Series C units, respectively, and (ii) medium-term notes and units under our Series D and Series E prospectus supplement, which we refer to as the Euro medium-term notes and the Euro units, respectively, and together with the Series C medium-term notes and the Series C units, the Other Medium-Term Securities. The Other Medium-Term Securities may have terms substantially similar to the terms of the notes offered under this prospectus supplement. The Series C medium-term notes and the Series C units may be offered concurrently with the offering of these notes, on a continuing basis in the United States by us, under a distribution agreement with Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., as our agents, which we refer to as the U.S. Distribution Agreement. The Euro medium-term notes and Euro units may be offered concurrently with the offering of these notes, on a continuing basis outside the United States by us, under a distribution agreement with Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG, as our agents. The terms of that distribution agreement, which we refer to as the Euro Distribution Agreement, are substantially similar to the terms of the U.S. Distribution Agreement and the distribution agreement relating to the notes, except for selling restrictions specified in the Euro Distribution Agreement. Any Other Medium-Term Securities sold under the U.S. Distribution Agreement or the Euro Distribution Agreement, and any debt securities or pre-paid purchase contracts issued by us under the indentures, any preferred stock, warrants or purchase contracts issued by us, common stock sold by us in a public offering or capital securities issued by a trust created by us may reduce the aggregate offering price of the notes that may be offered under this prospectus supplement, any pricing supplement and the accompanying prospectus.

Notes Offered on a Global Basis

     If the applicable pricing supplement indicates that any of our notes will be offered on a global basis, those registered global notes will be offered for sale in those jurisdictions outside of the United States where it is legal to make offers for sale of those securities.

     Each of the agents has represented and agreed, and any other agent through which we may offer any notes on a global basis will represent and agree, that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes the applicable pricing supplement, this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes, and we shall not have responsibility for the agent's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

     With respect to sales in any jurisdiction outside of the United States of such securities offered on a global basis, purchasers of any notes offered on a global basis may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

                                 LEGAL MATTERS

     The validity of the notes will be passed upon for Morgan Stanley by Sidley Austin Brown & Wood LLP or other counsel who is satisfactory to the agents and who may be an officer of Morgan Stanley. Davis Polk & Wardwell will pass upon some legal matters relating to the notes for the agents. Davis Polk & Wardwell has in the past represented Morgan Stanley and continues to represent Morgan Stanley on a regular basis and in a variety of matters, including in connection with its private equity and leveraged capital activities.